As filed with the Securities and Exchange Commission on October 28, 2026

No. 333-294615

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM F-1

REGISTRATION STATEMENT NO. 333-294615

UNDER THE SECURITIES ACT OF 1933

RedCloud Holdings plc
(Exact name of registrant as specified in its charter)

England and Wales	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

167-169 Great Portland Street, 5th Floor,

London, W1W 5PF, United Kingdom

+44 (0) 207 754 3735

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, DE 19711

Tel: (302) 738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with copies to:

Barry I. Grossman, Esq.

Sarah Williams, Esq.

Justin Grossman, Esq.

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas

New York, NY 10105

Phone: (212) 370-1300

Fax: (212) 370-7889

Approximate date of commencement of proposed sale to the public: This Post-Effective Amendment is being filed to deregister all of the unsold securities registered under the Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

 If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

EXPLANATORY NOTE: DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) relates to the Registration Statement on Form F-1 (File No. 333-294615) (the “Registration Statement”) of RedCloud Holdings plc (the “Company”), which was previously filed with the Securities and Exchange Commission (the “SEC”) on June 2, 2026, registering an aggregate of 10,000,000 shares of the Company’s ordinary shares, par value £0.002 per share, (the “Ordinary Shares”), for resale from time to time including up to 5,000,000 Ordinary Shares upon the conversion of a Senior Convertible Note (as defined below) issued to 3i, LP (“3i”) and up to 5,000,000 Ordinary Shares upon conversion of a Senior Convertible Noted issued to Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B (“Alto”). The Registration Statement was declared effective by the SEC on June 11, 2026.

On October 26, 2026, the Company paid in full all principal and accrued interest owed under the Senior Convertible Notes dated February 27, 2026 issued to 3i and Alto (the “Senior Convertible Notes”). Due to the payoff of the Senior Convertible Notes, 3,656,116 Ordinary Shares are being deregistered because 3i and Alto can no longer acquire such shares under the terms of the Senior Convertible Notes and therefore will not offer and resell such shares pursuant to the Registration Statement. Therefore, in accordance with the undertaking in Item 9 of Part II of the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that have been registered for issuance with remain unsold at the termination of the offering, the Company hereby amends the Registration Statement to deregister the 3,656,116 Ordinary Shares registered under the Registration Statement that remain unissued as of the date of this Post-Effective Amendment No. 1.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Post-Effective Amendment to the above-referenced Registration Statement be signed on its behalf by the undersigned, thereunto duly authorized, on October 28, 2026.

REDCLOUD HOLDINGS PLC

By:	/s/ Justin Floyd
Justin Floyd
Chief Executive Officer